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                                                                    Exhibit 12.2




                          Independent Auditors' Consent

The Board of Directors
AB Electrolux:

We consent to the incorporation by reference in the registration statement (No. 333-87612) on Form S-8 of Aktiebolaget Electrolux (publ) of our report dated February 7, 2002 (except for the restatement and reclassification of certain US GAAP Information described in Note 26 under "Restatement of prior periods" and Discontinued operations" as to which the date is June 10, 2003) with respect to the consolidated balance sheets of AB Electrolux as of December 31, 2001, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the two-year period ended December 31, 2001, and the related financial statement schedule, which appears in the December 31, 2002 annual report on Form 20-F of Aktiebolaget Electrolux (publ).


/s/ KPMG Bohlins AB

KPMG Bohlins AB


Stockholm, Sweden
June 26, 2003